Exhibit 21.01

DOMESTIC SUBSIDIARIES

None

FOREIGN SUBSIDIARIES

Name	Country of Formation
Emojipedia Pty Ltd	Australia
GuruShots Ltd	Israel
Zedge Europe AS	Norway
Zedge Lithuania UAB	Lithuania